As filed with the Securities and Exchange Commission on May 15, 2008
                   Securities Act Registration No. 333-150320

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

  Pre-effective Amendment No. 1 [X]           Post-effective Amendment No. [ ]
                        (Check appropriate box or boxes)

                         GARDNER LEWIS INVESTMENT TRUST
               (Exact Name of Registrant as Specified in Charter)

                        285 Wilmington-West Chester Pike
                         Chadds Ford, Pennsylvania 19317
                    (Address of Principal Executive Offices)

                  Registrant's Telephone Number: (800) 430-3863

Name and Address of Agent for Service:                        Copy to:

          Tina H. Bloom, Esq.                           John H. Lively, Esq.
      Ultimus Fund Solutions, LLC                    Husch Blackwell Sanders LLP
     225 Pictoria Drive, Suite 450                  4801 Main Street, Suite 1000
         Cincinnati, OH 45246                           Kansas City, MO 64112



      Approximate Date of Proposed Public Offering: As soon as practicable after the Registration Statement becomes effective under the Securities Act of 1933.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      The title of the securities being registered are Institutional shares of the Chesapeake Growth Fund. No filing fee is due in reliance on Section 24(f) of the Investment Company Act of 1940.



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


                       Contents of Registration Statement

Cover Page

Contents of Registration Statement

Combined Proxy Statement/Prospectus for the reorganization of the Chesapeake Aggressive Growth Fund into the Chesapeake Growth Fund (Institutional shares) - incorporated by reference to the Registrant's Registration Statement on Form N-14 filed on April 18, 2008 - SEC Accession No. 0001111830-08-000406.

Statement of Additional Information relating to the reorganization of the Chesapeake Aggressive Growth Fund into the Chesapeake Growth Fund (Institutional shares) - incorporated by reference to the Registrant's Registration Statement on Form N-14 filed on April 18, 2008 - SEC Accession No. 0001111830-08-000406.

Part C - incorporated by reference to the Registrant's Registration Statement on Form N-14 filed on April 18, 2008 - SEC Accession No. 0001111830-08-000406.

Signature Page

The sole purpose of this filing is to delay the effective date of the Registrant's Registration Statement on Form N-14 filed with the Securities and Exchange Commission on April 18, 2008, in accordance with Rule 473(a) under the Securities Act of 1933.







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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to its Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Chadds Ford, and State of Pennsylvania on the 15th day of May, 2008.


                                  GARDNER LEWIS INVESTMENT TRUST


                                  By:  /s/ W. Whitfield Gardner
                                       Name:   W. Whitfield Gardner
                                       Title:  Chairman of the Board of Trustees
                                               and Chief Executive Officer


As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ W. Whitfield Gardner            Chairman of the Board         May 15, 2008
-----------------------------       of Trustees and Chief
W. Whitfield Gardner                Executive Officer



/s/ Mark J. Seger                   Treasurer and Chief           May 15, 2008
------------------                  Financial Officer
Mark J. Seger


/s/ Jack E. Brinson*                Trustee                       May 15, 2008
-----------------------------
Jack E. Brinson


/s/ Theo H. Pitt, Jr.*              Trustee                       May 15, 2008
-----------------------------
Theo H. Pitt, Jr.



* By: /s/ Tina H. Bloom                                           May 15, 2008
---------------------------
Tina H. Bloom, pursuant to powers of attorney
filed in Registrant's Registration Statement
on Form N-14 on April 18, 2008.





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